Protective Insurance Corporation                                                                                                                                                                                                                                                                               February 26, 2019
Unaudited Fourth Quarter Financial Statements                                                                                                                                                                                                                                Investor Contact:  William Vens
                                                                                                                                                                                                                                                                                                             investors@protectiveinsurance.com
                                                                                                                                                                                                                                                                                                                                             (317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
Carmel, Indiana, February 26, 2019—Protective Insurance Corporation (formerly Baldwin & Lyons, Inc.) (NASDAQ: PTVCA, PTVCB) today reported results for the fourth quarter and twelve months of 2018.  The Company produced a fourth quarter net loss of $24.6 million, or $1.65 per share, which compares to net income of $16.5 million, or $1.10 per share, for the prior year’s fourth quarter.  For the full year of 2018, net loss totaled $34.1 million, or $2.28 per share, which compares to net income of $18.3 million, or $1.21 per share, for the prior year period.

●	Gross premiums written increased 5.9% for the fourth quarter of 2018 compared to the prior year and 15.4% during the full year of 2018 compared to the prior year.
●	Net investment income increased 6.7% for the fourth quarter of 2018 compared to the prior year and 21.8% during the full year of 2018 compared to the prior year.
●	Combined ratio of 112.2% for the fourth quarter of 2018 and 108.6% for the full year of 2018.

Net premiums earned for the fourth quarter of 2018 increased 22.2% to $118.7 million compared to the prior year period.  For the full year of 2018, net premiums earned increased 31.9% to $432.9 million compared to the prior year period, which is a result of continued growth in the Company’s commercial automobile and workers’ compensation products, in both our retail and program distribution channels.

Gross premiums written for the fourth quarter of 2018 increased 5.9% to $152.7 million compared to $144.2 million written during the prior year period.  As with net premiums earned, the increases were primarily driven by continued growth in the Company’s commercial automobile and workers’ compensation products in both our retail and program distribution channels.  Gross premiums written for the full year of 2018 increased 15.4% to $582.5 million compared to $504.7 million written during the 2017 period, reflecting growth impacts similar to those experienced during the fourth quarter.

Underwriting operations produced a combined ratio of 112.2% during the fourth quarter of 2018 compared to a combined ratio of 99.3% for the prior year period.  For the full year of 2018, the combined ratio was 108.6%, which compares to a combined ratio of 108.4% for 2017.  The fourth quarter 2018 increase in the combined ratio reflects an increase in the current accident year loss ratio related to severe commercial automobile losses.  The elevated combined ratio for the full year 2018 reflects: (1) unfavorable prior accident year loss development of $16.8 million related to commercial automobile coverages, (2) ceding an additional $17.3 million in premium, related to variable premium adjustment provisions in our historical reinsurance treaties, and (3) an increase in current accident year loss estimates as noted above.  This reserve strengthening was the result of increased claim severity due to a more challenging litigation environment, as well as an increase in the time to settle claims.

Commercial auto products covered by our reinsurance treaties are subject to an aggregate stop-loss provision. Once this aggregate stop-loss level is reached, for every $100 of additional loss, the Company is responsible only for its $25 retention.  The following table illustrates the financial impact of a further 5% or 10% increase in ultimate losses for the five most recent reinsurance treaty years (2013-2017) covering these commercial auto products:

	5% Increase in Ultimate Loss Ratio	10% Increase in Ultimate Loss Ratio
Gross loss expense from further strengthening current reserve position	$34.4	$68.7
Net financial loss	9.0	17.6
$/share (after tax)	$0.60	$1.18

Net investment income for the fourth quarter of 2018 increased 6.7% to $6.0 million compared to $5.7 million in the prior year period.  The increase reflected an increase in average funds invested resulting from positive cash flow, as well as higher interest rates, which led to higher reinvestment yields for our short-duration fixed income portfolio.  Our fixed income investment portfolio continues to emphasize shorter-duration instruments. If there was a hypothetical increase in interest rates of 100 basis points, the price of our bonds at December 31, 2018 would be expected to fall by approximately 2.8%.  Credit quality remains high with a weighted average rating of AA-, including cash.  For the full year of 2018, net investment income increased 21.8% to $22.0 million, compared to $18.1 million in 2017, reflecting investment dynamics similar to those noted above.

Premium growth is continuing to have a favorable impact on our expense ratio, consistent with our stated strategy to leverage the Company’s fixed expense base to improve the expense ratio over time.  The 4.3% decline in the expense ratio during the full year of 2018 when compared to 2017 reflects this fixed expense leverage.  Favorable prior accident year loss development from our workers’ compensation products also positively impacted the expense ratio as a result of increased ceding commission income from prior year contingent reinsurance contracts, which reduces expenses.

Book value per share as of December 31, 2018 was $23.95, a decrease of $2.01 per share during the fourth quarter, after the payment of cash dividends to shareholders totaling $0.28 per share.  For the full year of 2018, book value per share decreased $3.88 after the payment of cash dividends to shareholders totaling $1.12 per share.

The Company's net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP) includes items that may not be indicative of ongoing operations. The following table reconciles income (loss) before federal income taxes (benefits) to underwriting income (loss), a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017

Income (loss) before federal income taxes (benefits)	$(31,674)	$10,506	$(43,872)	$10,122
Less: Net realized gains (losses) on investments	(8,391)	198	(6,651)	7,217
Less: Net unrealized gains (losses) - equity securities and limited partnerships	(11,705)	3,954	(19,040)	12,469
Less: Goodwill impairment charge included in Other operating expenses	(3,152)	-	(3,152)	-
Income (loss) from core business operations	$(8,426)	$6,354	$(15,029)	$(9,564)
Less: Net investment income	6,038	5,661	22,048	18,095
Underwriting income (loss)	$(14,464)	$693	$(37,077)	$(27,659)

Loss from core business operations, before federal income tax benefits, was $8.4 million for the fourth quarter of 2018 compared to income from core business operations, before federal income taxes, of $6.4 million during the fourth quarter of 2017.  For the full year of 2018, loss from core business operations, before federal income tax benefits, totaled $15.0 million compared to a loss from core business operations, before federal income tax benefits, of $9.6 million during the 2017 period.
The Company’s management uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income before federal income taxes excluding pre-tax realized and unrealized investment gains and losses and impairments.  This financial measure is used to evaluate the Company’s performance because the recognition of investment gains and losses and impairments in any given period is largely discretionary as to timing and could distort the analysis of trends.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company’s GAAP underwriting results.

During the fourth quarter of 2018, the Company reallocated approximately $24 million of equity securities into short-duration treasuries.  This reallocation was consistent with investment activity during the first, second and third quarters and, for the full year of 2018, approximately $122 million of equity securities were reallocated to short-duration treasuries.  These equity sales further solidified the conservative nature of our high quality, short-duration investment portfolio; opportunistically utilized the new lower corporate tax rate of 21%, which was beneficial given the low tax basis of many of these equity positions; and were accretive to income, given the increase in yields at the shorter end of the yield curve.

Recently Adopted Accounting Standard
Accounting guidance for recognizing the mark-to-market change in our equity investments portfolio was revised in 2018 under FASB ASU 2016-01: Recognition and Measurement of Financial Assets and Financial Liabilities.  As a result of the Company adopting this accounting standard update, effective January 1, 2018, equity portfolio investments are measured at fair value (i.e. marked-to-market) and any changes in fair value are recognized in net income through the Income Statement.  Previously, the Company’s equity portfolio securities, excluding those held within limited partnerships, were classified as available-for-sale and changes in fair value were recorded in other comprehensive income on the Balance Sheet.

Upon adoption of this ASU, cumulative net unrealized gains on equity securities of $71.0 million, ($46.2 million, net of tax), were reclassified within the equity section of the Balance Sheet from accumulated other comprehensive income to retained earnings.  This adjustment had no overall impact on shareholders’ equity, however since these net unrealized gains are now included within retained earnings, they will not appear as realized gains on the Income Statement when sold.  During the fourth quarter of 2018, we sold $31.5 million in equity securities resulting in a gain on sale of $1.1 million and during the full year of 2018, we sold $149.2 million in equity securities resulting in a gain on sale of $51.9 million.  Since the majority of this gain was already included in retained earnings on the Balance Sheet, that portion already included in retained earnings was not recognized within realized gains on the Income Statement.

Conference Call Information:
Protective Insurance Corporation has scheduled its quarterly conference call for Wednesday, February 27, 2019, at 11:00 AM EST to discuss results for the fourth quarter ended December 31, 2018.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through March 6, 2019 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13686155.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until August 27, 2019. The webcast may be accessed directly at: http://public.viavid.com/index.php?id=132660.
Also available on the investor relations section of our web site is an investor presentation providing additional information to be reviewed in conjunction with our earnings call.  We have also made available complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-K but do not include all of the information and footnotes as disclosed in the Company’s annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.
Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	December 31	December 31
	2018	2017
Assets
Investments [1]:
Fixed maturities (2018: $600,504; 2017: $521,017)	$592,645	$521,853
Equity securities	66,422	201,763
Limited partnerships, at equity	55,044	70,806
Commercial mortgage loans	6,672	-
Short-term [2]	1,000	1,000
	721,783	795,422
Cash and cash equivalents	163,996	64,680
Restricted cash and cash equivalents	6,815	4,033
Accounts receivable	102,972	87,551
Reinsurance recoverable	392,436	318,331
Other assets	88,426	80,061
Current federal income taxes	7,441	6,938
Deferred federal income taxes	6,262	-
	$1,490,131	$1,357,016

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$865,339	$680,274
Reserves for unearned premiums	71,625	53,085
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	177,085	170,488
Deferred federal income taxes	-	14,358
	1,134,049	938,205
Shareholders' equity:
Common stock-no par value	634	642
Additional paid-in capital	54,720	55,078
Accumulated other comprehensive income ( loss)	(7,347)	46,391
Retained earnings	308,075	316,700
	356,082	418,811
	$1,490,131	$1,357,016

Number of common and common
equivalent shares outstanding	14,869	15,047
Book value per outstanding share	$23.95	$27.83

[1] 2018 & 2017 cost in parentheses
[2] Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
Revenues
Net premiums earned	$118,671	$97,075	$432,880	$328,145
Net investment income	6,038	5,661	22,048	18,095
Commissions and other income	2,443	1,520	9,932	5,308
Net realized gains (losses) on investments, excluding impairment losses	(8,372)	278	(6,632)	7,366
Other-than-temporary impairment losses on investments	(19)	(80)	(19)	(149)
Net unrealized gains (losses) on equity securities and limited partnership investments	(11,705)	3,954	(19,040)	12,469
Net realized and unrealized gains (losses) on investments	(20,096)	4,152	(25,691)	19,686
	107,056	108,408	439,169	371,234
Expenses
Losses and loss expenses incurred	101,537	66,492	345,864	247,518
Other operating expenses	37,193	31,410	137,177	113,594
	138,730	97,902	483,041	361,112
Income (loss) before federal income tax expense (benefit)	(31,674)	10,506	(43,872)	10,122
Federal income tax benefit	(7,107)	(5,970)	(9,797)	(8,201)
Net income (loss)	$(24,567)	$16,476	$(34,075)	$18,323

Per share data - diluted:
Income (loss) before net gains (losses) on investments	$(.58)	$.92	$(.92)	$.37
Net gains (losses) on investments	(1.07)	.18	(1.36)	.84
Net income (loss)	$(1.65)	$1.10	$(2.28)	$1.21

Dividends	$.28	$.27	$1.12	$1.08

Reconciliation of shares outstanding:
Average shares outstanding - basic	14,867	15,010	14,965	15,065
Dilutive effect of share equivalents	-	35	-	42
Average shares outstanding - diluted	14,867	15,045	14,965	15,107

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31
	2018	2017

Net cash provided by operating activities	$100,708	$97,744
Investing activities:
Purchases of available-for-sale investments	(415,326)	(436,932)
Purchases of limited partnership interests	(450)	(1,097)
Proceeds from sales or maturities
of available-for-sale investments	454,659	350,031
Net purchases of short-term investments	-	500
Purchase of insurance company-owned life insurance	(10,000)	-
Purchase of commercial mortgage loans	(6,672)	-
Distributions from limited partnerships	6,869	19,230
Other investing activities	(5,429)	(6,079)
Net cash provided by (used in) investing activities	23,651	(74,347)
Financing activities:
Dividends paid to shareholders	(16,835)	(16,302)
Repurchase of common shares	(4,596)	(1,880)
Net cash used in financing activities	(21,431)	(18,182)

Effect of foreign exchange rates on cash and cash equivalents	(830)	522

Increase in cash, cash equivalents and restricted cash	102,098	5,737
Cash, cash equivalents and restricted cash at beginning of period	68,713	62,976
Cash, cash equivalents and restricted cash at end of period	$170,811	$68,713

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		Decmeber 31
	2018	2017	2018	2017

Annualized
Book value per share beginning of period	$25.96	$26.93	$27.83	$26.81
Book value per share end of period	23.95	27.83	23.95	27.83
Change in book value per share	$(2.01)	$0.90	$(3.88)	$1.02
Dividends paid	0.28	0.27	1.12	1.08
Change in book value per share plus dividends paid	$(1.73)	$1.17	$(2.76)	$2.10
Total value creation [1]	(26.7%)	17.4%	(9.9%)	7.8%

Return on average shareholders' equity:
Average shareholders' equity	372,064	411,871	387,447	411,578

Net income (loss)	(24,567)	16,476	(34,075)	18,323
Less: Net realized gains (losses) on investments, net of tax	(15,876)	2,699	(20,296)	12,796
Less: Goodwill impairment charge, net of tax	(2,490)	-	(2,490)	-
Net operating income (loss)	(6,201)	13,777	(11,289)	5,527

Return on net income (loss) [2]	(26.4%)	16.0%	(8.8%)	4.5%
Return on net operating income (loss) [2]	(6.7%)	13.4%	(2.9%)	1.3%

Loss and LAE expenses incurred	$101,537	$66,492	$345,864	$247,518
Net premiums earned	118,671	97,075	432,880	328,145
Loss and LAE ratio	85.6%	68.5%	79.9%	75.4%

Other operating expenses, excluding goodwill impairment charge	$34,041	$31,410	$134,025	$113,594
Less: Commissions and other income	2,443	1,520	9,932	5,308
Other operating expenses, exluding goodwill impairment charge, less commissions and other income	$31,598	$29,890	$124,093	$108,286
Net premiums earned	118,671	97,075	432,880	328,145
Expense ratio	26.6%	30.8%	28.7%	33.0%

Combined ratio [3]	112.2%	99.3%	108.6%	108.4%

Gross premiums written	$152,709	$144,179	$582,500	$504,737
Net premiums written	119,696	106,930	444,398	353,389

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value. Quarterly amounts have been annualized.
[2] Quarterly amounts have been annualized
[3] The combined ratio is calculated as ratio of losses and loss expenses incurred, plus other operating expenses excluding goodwill impairment charge, less commission and other income to net premiums earned.